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                                                                   EXHIBIT 10.25


                               EXCLUSIVE RAGNAROK
                       LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into on this 16th day of July, 2004, by and between GRAVITY CORPORATION, (Licensor) a corporation duly organised and existing under the laws of the Republic of Korea ("Korea") and having its offices at 4th Fl. Shingu Bldg., 620-2, Shinsa-Dong, Kangnam-Ku, Seoul, 135-894, Korea ("Licensor"), and Ongamenet PTY LTD., a corporation duly organized and existing under the laws of Australia, and having its offices at 36 Culloden Marsfield, NSW 2122 Australia (Licensee).

                                    RECITALS:

WHEREAS, Licensor has developed and possesses all rights in computer programs of online game "Ragnarok" ("Game") as well as the know-how and technical information on the installation, design, service and use of the Game;

WHEREAS, Licensee desires to enter into an exclusive license agreement with Licensor pursuant to which Licensee will distribute and market the Game in the territories specified below; and

WHEREAS, Licensor desires to grant such license to Licensee under the mutual terms and conditions herein below specified.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

The terms defined in this Article shall have the meaning ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

1.1 "Agreement" shall mean this License and Distribution Agreement, and all annexes, amendments and supplements hereto.

1.2 "Confidential Information" shall mean all materials, know-how, software or other information including, but not limited to, proprietary information and materials regarding a Party's technology, products, business information or objectives, including the software for the Game and Technical Information under this Agreement, which is designated as confidential in writing by the providing Party or which is the type that is customarily considered to be confidential information by persons engaged in similar activities.

1.3 "End Users" shall mean the users of the Game through a network game service system established and operated by Licensee with individually assigned ID Numbers for each End User.


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1.4      "Game" shall have the meaning stipulated in the recitals above, including any modified or advanced version of the Game distributed by Licensor for error correcting, updating or debugging purpose, under the same title. Any subtitled version, series or sequel to the Game which may be developed or distributed by Licensor after the execution of this Agreement shall be clearly excluded from the scope of this Agreement.

1.5 "ID Number" shall mean an identification number assigned to each End User, with which such End User can access and use the network game service system established and operated by Licensee.

1.6      "English Version" shall mean the Game provided in the English language.

1.7 "Intellectual Property" shall mean all patents, designs, utility models, copyrights, know-how, trade secrets, trademarks, service mark, trade dress and any other intellectual property rights in or related to the Game or Technical Information.

1.8 "Local Language" shall mean English and/or local dialects used in the Territory.

1.9      "Local Version" shall mean the Game provided in the Local Language.

1.10 "Parties" and "Party" shall mean Licensor and Licensee, collectively and individually, respectively.

1.11 "Servers" shall mean the servers established, installed and operated by Licensee within the Territory only for the service of Game to End Users in the Territory.

1.12 "Service-Sales Amount" shall mean the total service-sales amount that has been paid by End Users for the Game, including the amounts paid by way of prepaid card, and calculated by the billing system.

1.13 "Technical Information" shall mean the software, know-how, data, test result, layouts, artwork, processes, scripts, concepts and other technical information on or in relation to the Game and the installation, operation, maintenance, service and use thereof.

1.14     "Territory" shall mean Australia and New Zealand.

                                    ARTICLE 2
                                GRANT OF LICENSE

2.1 Licensor hereby grants to Licensee, subject to the terms and conditions contained in this Agreement, the exclusive, royalty-bearing and non-transferable license (the "License") to service, use, promote, distribute and market the Game to End Users and to use the Technical Information for such purpose within the Territory, and to grant a sublicense subject, however, to the prior written approval of Licensor of the identity of the sub-licensee. Licensor's approval shall not be required for the terms of the sublicense agreement between Licensee and Sub-licensee.

2.2 The service, use, promotion, distribution and marketing of the Game by Licensee under this Agreement shall be made in English using English Version in the Territory. Licensor shall provide Licensee with the game script and any service, use, promotion, distribution and marketing of the Game outside the Territory and any use of the Technical Information for any purpose other than performance under this Agreement are strictly prohibited.


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2.3      Licensee shall provide services of the Game only by the IBM PC on-line method (excluding mobile access) using the Servers. However, in consideration of the current level of development of information technology in the Territory, which primarily operates on a narrow-band basis, Licensee shall be allowed to manufacture, distribute and sell the Game in a compact disk ("CD") format.

2.4 The Game shall be serviced, promoted, distributed and marketed under the titles, trademark, character names and other names of the Game ("Title") as originally created and used by Licensor, however, that if a change in any of such Titles is required due to any special lingual or social circumstance of the Territory, the Parties shall decide and use new Title ("New Title") for the Game. All of the rights in or to the Title and New Title shall be exclusively owned by Licensor and Licensee shall not use any such Title or New Title in a manner that falls outside the scope of this Agreement without the prior written approval of Licensor.

2.5 All of the rights in or to the Game, except as granted under this Agreement, including but not limited to the rights to the character business of the Game, shall remain exclusively with Licensor. However, Licensor will grant to Licensee the right of first negotiation for sixty (60) days to produce and/or sell and distribute in the Territory merchandise relating to the Game, including, but not limited to, character dolls, reproductions of the characters in collaterals, and such other merchandising accessories, under a separate merchandising agreement. Such right of first negotiation shall include the right of Licensee to match any written offer received by Licensor from any third party. Licensee shall also have the right of first negotiation for thirty (30) days to acquire the rights to all new game titles of Licensor from the date when such new game is available in the Territory or the date that Licensor gives Licensee written notice, whichever date is later. Also included is the right of Licensee to match any offer received by Licensor from any party. If Licensee fails to exercise such right, Licensor may grant the license for a new game title to the offering party, provided the terms of such license shall not be more favourable than those offered and rejected by the Licensee, and provided further that Licensor shall grant such license to the offering party no later than 30 days from expiration of Licensee's right of first negotiation. If the offering party renews its offer beyond this 30 day period, then Licensee shall again be immediately notified by Licensor and the Licensee's right of first negotiation shall again come into effect.

         Licensor shall notify licensee in writing within seven (7) days upon receipt of an offer from any party relating to merchandise or new games as described above.


                                    ARTICLE 3
                                DELIVERY OF GAME

3.1 Subject to the terms and conditions of this Agreement, Licensor shall provide Licensee with its full assistance and cooperation, including preparation of the Local Language Version and providing technical assistance, in order to enable a launch of the beta service and commercial service of the Game in the Territory.

3.2 Licensor shall deliver the Local Language Version of the Game to the Licensee at its servers in Australia for testing, not later than Forty Five (45) days from the date of execution of this Agreement. The closed beta test of the Game shall commence not later than 15 days from initial acceptance of the Local Language Version by the Licensee. Licensee shall launch the open beta test of the Game in the territory within One Hundred Twenty (120) days from the date of execution of this agreement, and commercial service of the Game in the Territory within One hundred Eighty (180)


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         days from the date of execution of this agreement, however, that all defects and bugs detected in the Game during the beta service are corrected or rectified by Licensor. The Parties agree to cooperate with each other and exert their best efforts to launch the services of the Game in accordance with the above schedule in this Section 3.2. The above target dates for launching the services of the Game may be changed by mutual agreement between the Parties.

3.3 Once Licensee receives the English Version and technical documents on the Game (collectively "Delivery Materials") from Licensor, Licensee shall perform its review and test promptly and inform Licensor of any defect in or modifications that have to be made to the Delivery Materials within forty five (45) days after receipt thereof.

         Licensee's failure to so inform within the designated period shall be regarded as acceptance by Licensee of the Delivery Materials, and any revision or modification of any of the Delivery Materials which may be made by Licensor thereafter upon the request by Licensee shall be at Licensee's sole expense. Upon the written request of Licensee and written Licensor's approval thereon, Licensee shall provide the translated transcript of the Game into the Local Language and Licensor shall prepare Local Version by incorporating such translation into the Game. Licensee shall guarantee the accuracy of such translation in the Local Version and all of the rights in or related to Local Version shall be exclusively owned by Licensor. Licensee hereby assigns all of its right on the translation to Licensor and promises not to claim any right or reimbursement on the translation or Local Version in any case. It is understood however that any defects in the game that appear after said forty five (45) day period shall continue to be rectified by Licensor.

3.4 The Game shall be serviced in the Territory only in the manners permitted by Licensor under this Agreement. Licensee shall be strictly prohibited from any modification, amendment or revision of any part of the Game including the title of the Game and the name of the characters in the Game, without the prior written approval of Licensor.


                                    ARTICLE 4
                              TECHNICAL ASSISTANCE

4.1 During the term of this Agreement, Licensor shall provide Licensee free of charge with the technical assistance, and technical support and maintenance needed and requested by Licensee to enable the latter to provide and maintain high-quality service for the Game, including, but not limited to software installation and set-up, maintenance support, patch updates in connection with the Game and the localization of the Game into the English Version, training Licensee's technical personnel in respect of the maintenance and operation of the Game provided that, any and all expenses actually incurred by any engineers dispatched by Licensor to perform the above technical assistance in this Section 4.1, including, without limitation, economy or business class airfare , lodging, food and other general living expenses incurred during their stay at Licensee's premises, shall be borne by Licensee. The Parties shall agree in writing on the budget for the aforesaid expenses prior to Licensor's incurring the same.

4.2 Within twenty-four (24) hours of Licensee's request for technical assistance, technical support or maintenance, Licensor shall confirm such request and give Licensee a written notice setting out the particulars and the schedule(s) of the technical assistance, technical support or maintenance to be provided.

4.3 Licensor shall, upon the request of Licensee, dispatch its engineers to Licensee for


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         the installation of Servers and training of Licensee's personnel. The total period for such technical assistance excluding the travelling time shall not exceed ten (10) man days [based on eight (8) hours of work per engineer per day], and any further assistance through dispatch of Licensor's engineers shall be determined by the mutual agreement of the Parties. After the initial dispatch by Licensor of its engineers for the said 10 man-day period, the salaries of Licensor's engineers for the dispatched period shall be reimbursed by Licensee to Licensor. All the expenses incurred by the engineers of Licensor for economy class airfare, lodging and food and other general living expenses during their stay for the period of technical assistance shall be borne by Licensee provided that, the same are within the budget as agreed upon by the Parties under Section 4.1.

4.4 During the term of this Agreement, Licensor shall receive Licensee's personnel in its office in Korea for training with respect to the installation and service of the Game and the installation, maintenance and operation of the Servers. The number of the trainees from Licensee shall not exceed three (3) persons at one time and the total period of training shall not exceed seven (7) man-days [based on eight (8) hours of training per trainee per day], unless otherwise agreed in writing by Licensor. All of the expenses for travel, lodging, food and other general living expenses incurred by such dispatched personnel of Licensee shall be borne by Licensee.

4.5 Any further assistance may be rendered by Licensor upon mutual agreement of the Parties.

4.6.1 Each Party shall be fully responsible and fully indemnify the other Party for the behaviour of and activities performed by its employees and personnel during their stay at the other Party's facilities.

4.6.2 Both parties agree to cooperate fully and in good faith in all technical matters relating to the operation of the Game, in order to maintain good service to the Users.

4.7 Licensee agrees to pay the following expenses to Licensor on dispatch of technical supporting personnel by Licensor

         - Daily Allowance to be paid to the personnel in Local Office, and Daily Allowance being be no less than 60 Australian Dollars per day

         -    Accommodation for 2 Staffs

         -    Commuting Cost for the personnel from the airport to the office

         - Economic Round-Trip fair for the staffs in case of Must-Travelling to Korea

         -    Basic Salaries of the Staffs upon Licensors Invoice to be issued

         -    Mobile Phones and Telephone Call Expenses

         - The terms of stay for the staffs shall prevail until RAGNAROK's commercial service is complete


                                    ARTICLE 5
                                     PAYMENT

5.1 In consideration of the License and technical assistance granted under this Agreement, Licensee shall pay the following amounts to Licensor:

(A)      INITIAL PAYMENT

         Licensee shall pay to Licensor a sum of Two Hundred Five Thousand United States


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         Dollars (USD 250,000.00) ("Initial Payment") upon the schedule below:

         - within seven (7) days of executing the agreement: One Hundred Thousand US Dollars (USD100,000.00)


         - within seven (7) days of commencing the open beta test: Fifty Thousand US Dollars (USD50,000.00)

         - within Thirty (30) days of commencing the commercial service: One Hundred Thousand US Dollars (USD100,000.00)


         The Initial Payment, whether in part or in whole, shall not be refunded to (or recouped by) Licensee, except in circumstances where the commercial service pursuant to Section 3.2 fails to commence. Under such circumstances, Licensee shall have the right to demand a refund of the last payment amount of the Initial Payment in whole or in part, whether or not such failure is attributable to any acts or omissions of the Licensor.

         (b) ROYALTY AND REPORT

         In addition to the Initial Payment, Licensee shall pay to Licensor as continuing royalties thirty percent (30%) of the Service-Sales Amount paid by End Users ("Royalty"). Subject to Section 5.3 below, the Royalty shall be paid on a monthly basis within twenty (20) days of the end of the applicable month. Payment shall be deemed made upon presentation by Licensee whether in fax or any other means the remittance confirmation or notice to Licensor. In any case, unless Licensor actually receives the remitted amount, the payment shall not be deemed to be paid. Licensee shall also provide Licensor with a report ("Royalty Report") on a monthly basis within twenty (20) days after the end of the applicable month. Each Royalty Report shall contain detailed information on the calculation of Service-Sales Amount for the applicable month. For avoidance of any doubts, the Royalty shall be calculated in accordance with the following formula: A = (B-C) x 30%, where A is the Royalty, B is the Sales-Service Amount, and C is a value added tax amount which shall equal eight percent (8%) or less of the Service-Sales Amount.


5.2 Any and all payments under this Agreement by Licensee to Licensor shall be made in United States Dollar (USD) except for Royalty payment and by wire transfer to the account designated by Licensor or in such other method as may be mutually agreed between the Parties. Royalty payment shall be made by Australian Dollars by wire transfer to the account designated by Licensor.

5.3 In the event any payment is delayed by Licensee under this Agreement, a default interest at a rate of [18]% per annum ("Default Interest") shall apply. For the avoidance of doubt, Licensor's entitlement to such Default Interest pursuant to this Section 5.4 shall not affect any of the other rights of Licensor under this Agreement.

5.4 Licensee shall pay the Royalties in strict compliance with the due date set forth in Section 5.1(b) above.

5.5 Any and all taxes including the sales tax and income tax on any payment to Licensor under this Agreement shall be borne by Licensee except for value added tax with the maximum rate of 8%, provided, however, if any government in the Territory requires


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         Licensee to withhold the income or other tax on the payment to
         Licensor, Licensee is allowed to withhold such tax up to fifteen percent (15%) from such payments only if Licensor is entitled to receive such payments as a tax credit under the relevant laws of Korea or any existing tax treaty between the respective countries of operation of Licensor and Licensee. In the event that any amount is withheld for the tax payment under this Section 6.5, Licensee shall promptly inform Licensor of such payment and provide Licensor with a certification issued by the relevant tax authorities with respect to the relevant payment. Any withholding tax in excess of the aforesaid limit shall be borne by Licensee, and Licensee shall not deduct such withheld amount from the actual payment amount.


                                    ARTICLE 6
                                 REPORT & AUDIT

6.1 Licensee shall provide Licensor with all the information on the development of its business in relation to the Game. Without limiting the generality of the foregoing, Licensee shall inform Licensor promptly in the event of its launch of the beta service or the commercial service of the Game.

6.2 Licensee shall provide Licensor with a monthly report (the "Monthly Report") within twenty (20) days of the end of the applicable month in writing on its business activities in relation to the Game, including, but not limited to, the list of End-Users, the fees charged by Licensee, the total Service-Sales Amounts for the pertinent month, advertising activities and the expenses therefore, complaints received from End Users and market trends in the Territory.

6.3 Licensee shall keep all of its records, contractual and accounting documents and company documents in relation to its business and activities under this Agreement in its offices, during the term of this Agreement and for two (2) years after the expiration or termination of this Agreement.

6.4 During the term of this Agreement and One (1) year after the expiration or termination thereof, Licensor may by itself or through an accountant designated by Licensor investigate and audit the accounting documents of Licensee with respect to its Game business. For this purpose, Licensor may request Licensee to produce the relevant documents, and may visit Licensee's office and make copies of Licensee's documents. Licensee shall provide all assistance and co-operation required by Licensor for such investigation and audit. All expenses incurred for such investigation and audit shall be borne by Licensor unless such investigation and audit reveals underpayment by greater than one percent (1%) of the annual Royalty amount, in which case Licensee shall bear all expenses for such investigation and audit and shall also promptly pay to Licensor the unpaid amount together with a per annum default interest thereon equivalent to eighteen (18%) percent thereof. [In the event of Licensee's understatement of the Royalty amount without any justifiable reasons, Licensor shall be entitled to terminate this Agreement pursuant to Section 13.3(b) below.


                                    ARTICLE 7
                             ADVERTISING & PROMOTION

7.1 Licensee shall exert its best efforts to advertise, promote and perform marketing activities for the Game in the Territory.


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7.2      Licensor will provide Licensee with samples of the marketing and promotional materials for the Game that have been or will be produced and used by Licensor during the term of this Agreement. Licensee shall pattern all its advertising, marketing and promotional materials for the Game in the Territory after the samples furnished to Licensee by Licensor, and Licensee shall provide Licensor with samples of the advertising, marketing and promotional materials for the Game produced by Licensee no later than seven (7) days after launching them. Within seven (7) days from receipt by Licensor of samples of Licensee's advertising, marketing and promotional materials, Licensor shall notify Licensee in writing of Licensor's approval or disapproval thereof, or of any changes that Licensor may require Licensee to make thereto. Licensor's failure to respond within the said period of seven (7) days after receipt of such samples of advertising material shall be deemed as approval of such advertising materials.

7.3 The ownership of and the copyright in the marketing and advertising materials produced or used by Licensee on the Game ("Advertising Materials") shall remain exclusively with Licensor, and Licensee shall not use the Advertising Materials for any purpose other than the promotion, marketing and advertising of the Game permitted under this Agreement.

7.4 Licensee may provide End Users with such number of free points and free accounts as may be reasonably necessary, in Licensee's opinion, for the purposes of the promotion, operation and advertisement of the Game only with prior written approval from Licensor. The detailed information on the free points and accounts provided by Licensee to End Users shall be provided to Licensor on a monthly basis in the Monthly Report as stipulated in Section 6.2. Licensor's approval shall not be unreasonably withheld.


                                    ARTICLE 8
                          OTHER OBLIGATIONS OF LICENSEE

8.1 Licensee shall exert its best efforts to supply, distribute and sell the Game in the Territory.

8.2 Licensee shall be solely responsible for service, use, promotion, distribution and marketing of the Game in the Territory, and Licensor shall not be responsible for or obligated to provide any of such activities unless stipulated otherwise in this Agreement.

8.3 Licensee shall provide full and comprehensive technical support to End Users to assist them in their use of the Game, including but not limited to Licensee's maintaining 24-hour technical contact window, on-line customer services, sufficient outbound bandwidth and circuits for operating business under this Agreement, and game servers required for on-line game operation.

8.4 Licensee shall provide its best efforts to protect the Intellectual Property rights of Licensor and shall assist Licensor to procure appropriate legal and administrative measures against any and all activities by third parties infringing the Game or any of the Intellectual Property rights of Licensor on or in relation to the Game, including without limitation to, manufacture or sales of counterfeiting CDs, manuals, workbooks or other products. Any and all expenses incurred by Licensee in activities described in this section 8.4 shall be for the account of the Licensor and the Licensor shall reimburse Licensee within seven working days upon presentment of requests for reimbursement.


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8.5      Licensee shall abide by all laws and regulations of the Territory in its service, use, promotion, distribution and marketing of the Game in the Territory.

8.6 Licensee shall provide a prior written notice to Licensor in the event Licensee intends to change its marketing strategies, including budget, advertising, marketing, promotional materials, product packaging and price policies relating to the Game, and other important policies.

8.7 Licensee shall indemnify and hold harmless Licensor and its officers and employees from any kind of losses, costs, expenses or liabilities, including reasonable attorneys' fees resulting from any claim by a third party on or in relation to Licensee's service, use, promotion, distribution and marketing of the Game in the Territory.

8.8 Upon prior arrangement of the Parties, Licensee shall provide Licensor with suitable office space and office supplies in Licensee's office for the auditing activities of Licensor. Access to such office space shall be limited only to persons designated by Licensor. All expenses incurred by Licensor's employees dispatched to Licensee's offices for transportation, postage, telecommunications, lodging, food and other general living expenses, and the salaries for such employees during their stay at such offices shall be borne and paid by Licensor.


                                    ARTICLE 9
                 TECHNICAL INFORMATION AND INTELLECTUAL PROPERTY

9.1 Technical Information and Intellectual Property shall be exclusively owned by Licensor, and this Agreement shall not grant Licensee or permit Licensee to exercise any right or license in or over the Technical Information and Intellectual Property except for the License granted under this Agreement. Licensee shall not obtain or try to obtain any registered industrial property or copyright in or over any of the Technical Information and Intellectual Property of Licensor regardless of the territory and exploitation area.

9.2 Licensor hereby represents and warrants that Licensor is the legal owner of the Technical Information and Intellectual Property; that it has a legal and valid right to grant the rights and License under this Agreement to Licensee, and that the Game and Technical Information do not violate or infringe any patent, copyright and trademark of any third party in Korea. Licensor shall take all reasonable action, legal or otherwise, under the circumstances to prevent and/or halt any threatened or actual infringement or violation of Intellectual Property rights by third parties in the Territory, or to address and answer any third party claims or demands in respect of the Intellectual Property rights, so as to ensure that Licensee may continue to service, market, distribute and use the Game in the Territory in the manner contemplated under this Agreement.

9.3 Trademark - Licensee shall use the trademarks designated by Licensor in advance with respect to the Game, which it may distribute and/or sell under the terms and conditions of this Agreement. Licensee shall not use any other trademark nor shall it change, modify, or supplement such trademarks in any manner with respect to the manufacture and sale of the Game without written approval of Licensor.

9.4 Licensor further guarantees and warrants to Licensee that the Game and the corresponding Technical Information and accompanying Intellectual
         Property:

         a) do not violate any Intellectual Property rights of any third party or any rights of publicity or privacy in Korea;


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         b)   do not violate any law, statute, ordinance or regulation
              (including without limitation the laws and regulations governing export control, unfair competition, anti-discrimination or false advertising) of Korea or any other country; and

         c) do not contain any obscene, child pornographic or indecent contents.

9.5 Licensor agrees to indemnify and hold harmless Licensee from any kind of losses, costs, expenses or liabilities, including reasonable attorneys' fees and costs of settlement, resulting from the breach by Licensor of its express warranties given herein provided that Licensee
         (a) promptly notifies Licensor of such claim; (b) allows Licensor to control the defense of such claim and/or any related settlement negotiations; and (c) provides any reasonable assistance requested by Licensor in connection with such claim.

9.6 It is understood that by the grant of the License to Licensee, Licensor undertakes to accord to Licensee all rights and privileges normally accorded and granted by Licensor to all other entities to which a similar license for the Game has or will be granted by Licensor. Licensor warrants there is no outstanding contract, commitment or agreement to which it is a party, or legal impediment, prohibition or restriction of any kind known to Licensor, which conflicts with this Agreement or might limit, restrict or impair the rights granted to Licensee hereunder.


                                   ARTICLE 10
                             LIMITATION OF LIABILITY

10.1 Except as may be otherwise provided for herein, Licensor makes no warranties, express or implied, concerning the Game including but not limited to its merchantability or salability in the Territory.

10.2 In no event will either party be liable to the other for any indirect, consequential, incidental, punitive or special damages, whether based on breach of contract, tort (including negligence) or otherwise, and whether or not such party has been advised of the possibility of such damage.

10.3 The aggregate liability of either Party under or relating to this Agreement whether in contract, tort (including without limitation negligence) or otherwise, shall be limited to an amount equal to the total amount of the payments made by Licensee during the preceding period of six (6) months.


                                   ARTICLE 11
                                 CONFIDENTIALITY

11.1 All Confidential Information disclosed by either Party under this Agreement shall be maintained in confidence by the receiving Party and shall not be used for any purpose other than explicitly granted under this Agreement. Each Party agrees that it shall provide Confidential Information received from the other Party only to its employees, consultants and advisors who have a need to know for the performance of this Agreement. The receiving Party shall be responsible for any breach of this Article by its employees, consultants and advisors.

11.2 In the event that any Confidential Information, including but not limited to the source


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

         codes of the Game, Technical Information and financial information, is disclosed or divulged to any third party who is not authorized to have access to or obtain such Confidential Information under this Agreement, the Parties shall cooperate with each other and exert their best efforts to protect or restore such Confidential Information from such unauthorized disclosure or divulgement. If such disclosure or divulgement of the Confidential Information was made due to the receiving Party's gross negligence or bad faith, the receiving Party shall be responsible for all of the damages incurred by the disclosing Party, including but not limited to any attorneys' fees incurred by the disclosing Party in order to protect its rights under this Article 11.


11.3 The confidential obligation shall not apply, in the event that it can be shown by competent documents that the Confidential Information;

         (a) becomes published or generally known to the public before or after the execution of this Agreement without any breach of this Agreement by any Party;

         (b) was known by the receiving Party prior to the date of disclosure to the receiving Party;

         (c) Either before or after the date of disclosure is lawfully disclosed to the receiving Party by a third party who is not under any confidentiality obligation to the disclosing Party for such information;

         (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

         (e) is required to be disclosed by the receiving Party in accordance with the applicable laws and orders from the government or court; provided that, in this case, the receiving Party shall provide prior written notice of such disclosure to the providing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.


                                   ARTICLE 12
                                      TERM

12.1 This Agreement shall become effective on the execution date of this Agreement and shall remain in effect for a period of two (2) years counted from the Commercial Service Date, unless sooner terminated in accordance herewith.

12.2 Provided that Licensee is in due performance of this Agreement, Licensee shall have an option to renew the term of this Agreement for an additional term of one (1) year ("Renewed Term") under the same terms and conditions hereof. At the expiration of the Renewed Term, Licensee shall also have the further option to extend the term of this Agreement on an on-going, yearly basis for an additional term of one
         (1) year (the "Extended Term") under the same terms and conditions provided for herein. Licensee shall exercise the aforesaid options to renew at least six (6) months prior to the expiration of the original term of this Agreement or the Renewed Term, as the case may be.


                                   ARTICLE 13
                                   TERMINATION

13.1 This Agreement may be terminated upon the mutual agreement of the Parties.

13.2     Each Party shall have the right to immediately terminate this
         Agreement:

         (a) upon written notice to the other Party in the event of the other Party's material breach of this Agreement and such breach shall continue for a period of thirty (30) days after the breaching Party's receipt of written notice setting forth the nature of the breach or its failure to perform and the manner in which it may be remedied;

         (b) if the other Party or its creditors or any other eligible party files for its liquidation, bankruptcy, reorganization, composition or dissolution, or if the other Party is unable to pay any kind of debts as they become due, or the creditors of the other Party have taken over its management; or

         (c)  in accordance with Section 13.3 below.

13.3 Notwithstanding Section 13.2 above, Licensor may immediately terminate this Agreement upon a written notice to Licensee:

         (a) if the Royalty for any given month as set forth in Section 5.1(b) above is not paid by Licensee within twenty (20) days after receiving written notice from Licensor for late payment;

         (b) in the event of a willful, gross understatement by Licensee of the Royalty payments due Licensor without any justifiable reasons, as defined in Section 6.4 above;

         (c) if the beta service of the Game is not launched in the Territory within the period set forth in Section 3.2, unless such failure has been caused by Licensor or is due to force majeure event as set forth in Article 14;

         (d) if the commercial service of the Game is not launched in the Territory within the period set forth in Section 3.2, unless such failure has been caused by Licensor or is due to force majeure event as set forth in Article 14; or

         (e) if the service of the Game in the Territory is stopped, suspended, discontinued or disrupted for more than thirty (30) consecutive days during the term of this Agreement due to causes attributable to Licensee.;

13.4 Upon the effective date of such termination, all rights granted to Licensee hereunder shall immediately cease and shall revert to Licensor, and Licensee shall immediately cease servicing of the Game and return to Licensor any and all software, technical documents and other materials or information provided by Licensor to Licensee under this Agreement, and shall destroy any and all copies of such software, technical documents, materials or information. Furthermore, Licensee shall provide and deliver to Licensor any and all such information and documents related to the Game, including but not limited to database related to the Game and information and/or data source about the Game users, as may be requested by Licensee.

13.5 No termination of this Agreement shall affect the Parties' rights or obligations that were incurred prior to the termination. The expiration or termination of this Agreement shall not affect the effectiveness of Articles 6, 9, 10, 11, and 13.4, which shall survive the expiration or termination of this Agreement.

                                   ARTICLE 14
                                  FORCE MAJEURE

14.1 Notwithstanding anything in this Agreement to the contrary, no default, delay or failure to perform on the part of either Party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to causes occurring without the fault of or beyond the reasonable control of the Party charged with such default, delay or failure, including, without limitation, causes such as strikes, lockouts or other labour disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, electrical power supply outage, a failure or breakdown in the services of internet service providers, epidemics, war, embargoes, severe weather, fire, earthquake and other natural calamities or, acts of God or the public enemy. Force majeure shall include actions taken by the Australian government or agencies thereof, which restrict the ability of Licensee to remit payments to Licensor under this agreement, or failure of the Australian government or agencies thereof to approve such payments.

14.2     If the default, delay or failure to perform as set forth above in
         Section 14.1 exceeds one hundred eighty (180) days from the initial occurrence, a Party who is not affected by such force majeure event shall have the right to terminate this Agreement with a written notice to the other Party.


                                   ARTICLE 15
                               GENERAL PROVISIONS

15.1 Licensee may not assign, delegate or otherwise transfer in any manner any of its rights, obligations and responsibilities under this Agreement, without prior written consent of Licensor. Such prior written consent of Licensor, however, shall not be necessary if the assignment or transfer is made to a corporation or other entity in which Licensee holds at least 51% of the stockholders equity or has management control (defined as the right to appoint the chief executive officer of the corporation).

         If the Licensee assigns this Agreement without the prior written consent of the Licensor, the Licensee shall continue to be liable for the performance by the Assignee of its obligations to Licensor under this Agreement.

         Licensor may, with prior written notice to Licensee, assign, delegate or otherwise transfer all or any part of its rights, obligations and responsibilities under this Agreement to a third party designated by Licensor, provided that such third-party transferee shall execute an undertaking in favour of Licensee to respect this Agreement in its entirety.

15.2 It is understood and agreed by the Parties that this Agreement does not create a fiduciary relationship between them, that Licensee shall be an independent contractor, and that nothing in this Agreement is intended to constitute either Party an agent, legal representative, subsidiary, joint venture, employee or servant of the other for any purpose whatsoever.

15.3 If any kind of notices, consents, approvals, or waivers are to be given hereunder, such notices, consents, approvals or waivers shall be in writing, shall be properly addressed to the Party to whom such notice, consent, approval or waiver is directed, and shall be either hand delivered to such Party or sent by certified mail, return receipt requested, or sent by FedEx, DHL or comparable international courier service, or by telephone, facsimile or electronic mail (in either case with written confirmation in any of the other accepted forms of notice) to the following addresses or such addresses as may be furnished by the respective Parties from time to time:

                  If to Licensor.
                  Attention:  Mr. Andrew Sohn
                  4th Fl. Shingu Bldg., 620-2, Shinsa-Dong, Kangnam-Ku, Seoul, 135894, Korea
                  Fax: +82-2-3442-7097

                  If to Licensee
                  Attention: Mr. Cho Young-Kyu
                  Fax:


15.4 No course of dealing or delay by a Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy except as expressly manifested in writing by the Party waiving such right, power or remedy, nor shall the waiver by a Party of any breach by the other Party of any covenant, agreement or provision contained in this Agreement be construed as a waiver of the covenant, agreement or provision itself or any subsequent breach by the other Party of that or any other covenant, agreement or provision contained in this Agreement.

15.5 This Agreement, including all exhibits, addenda and schedules referenced herein and attached hereto, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties in connection with the subject matter hereof.

15.6 This Agreement shall be written in English and all disputes on the meaning of this Agreement shall be resolved in accordance with English version of this Agreement.

15.7 This Agreement may be amended only upon the execution of a written agreement between Licensor and Licensee that makes specific reference to this Agreement.

15.8 This Agreement shall be governed by and construed in accordance with the laws of Korea.

15.9 Any controversy or claim arising out of or in relation to this Agreement shall be finally settled through the proper courts in Korea.

15.10 If any section, subsection or other provision of this Agreement or the application of such section, subsection or provision, is held invalid, then the remainder of the Agreement, and the application of such section, subsection or provision to persons or circumstances other than those with respect to which it is held invalid shall not be affected thereby.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above-written.


GRAVITY CORPORATION,


By:    /s/ Jung Ryool Kim
       ---------------------------
Name:  Jung-Ryool Kim
Title: Chairman
Date:  July 16th 2004





ONGAMENET PTY LTD.

By:    /s/ Seo, Sang-Beom
       ---------------------------
Name:  Seo, Sang-Beom
Title: CEO, President
Date:  July 16th 2004


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